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                      November 3, 2021

       Robert Lane
       Chief Financial Officer
       Sunnova Energy International Inc.
       20 East Greenway Plaza, Suite 540
       Houston, Texas 77046

                                                        Re: Sunnova Energy
International Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-38995

       Dear Mr. Lane:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation